EXHIBIT 10.1
PROLOGIS
Board of Trustees
May 13, 2010
Revised Trustee Compensation

Chairman’s Fee	$85,000
Board Retainer	$80,000
Annual DSU Grant	$100,000
Audit Committee Chair	$20,000
Management Development and Compensation Committee Chair	$10,000
Investment and Finance Committee Chair	$10,000
Corporate Responsibility Committee Chair	$7,500

Meeting fee for meetings in excess of 20 per year	$1,500
Elimination of Board and Committee Meeting Fees